Exhibit 10.5

CAPITAL ONE FINANCIAL CORPORATION
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN AMENDED AND RESTATED EFFECTIVE NOVEMBER 2, 2023

SECTION 1 PURPOSE
The 1994 Deferred Compensation Plan was originally adopted by the Board of Directors of Capital One Financial Corporation (together with the Compensation Committee of the Board of Directors to the extent it has been delegated authority with respect to the plan, the “Board”) on October 28, 1994. Effective as of January 1, 1996, only non-employee directors were eligible to participate in the plan, and the balance of the Accounts of then-eligible employees were transferred, with the consent of the eligible employee, to an account established for the eligible employee under the Capital One Financial Corporation Excess Savings Plan (the “Plan”). Effective as of January 1, 2008, the Plan was amended and restated and renamed as the Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan. Effective as of November 2, 2023, the Plan is amended and restated to make certain changes. The purpose of the Plan is to permit members of the Capital One Financial Corporation Board of Directors who are not employees of Capital One Financial Corporation or any affiliate to defer compensation as provided in the Plan.
Notwithstanding anything to the contrary the Plan shall at all times be administered in accordance with Section 409A of the Code and the regulations thereunder and such rules are incorporated into the Plan by reference. To the extent any Plan provisions are inconsistent with such rules, the Plan shall be interpreted and administered in accordance with Section 409A of the Code and its regulations.

SECTION 2 DEFINITIONS
Whenever used in the Plan, the following terms shall have the meanings set forth below unless the context clearly requires a different meaning:
2.1Account. The book account established by the Company for each Participant pursuant to Section 3 which shall reflect Deferral Amounts, transferred credits from an Included Plan, investment earnings credited under Section 3 and RSUs that are deferred under the Plan.
2.2Alternate Payee. Any spouse, former spouse, child or other person set forth in a Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to such Participant.

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2.3Beneficiary. The person or persons or other entity that a Participant designates on a form acceptable to the Committee to receive benefit payments Section 4.2. If a Participant does not execute a valid form, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the benefit, the Participant’s beneficiary or beneficiaries shall be the first of the following persons who survive the Participant: a Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s children in equal shares. If none of these persons survive the Participant, the Beneficiary shall be the Participant’s estate.
2.4Change of Control. A “Change of Control” shall mean any of the following events:
(a)The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control; or
(b)Individuals who constitute the Board immediately prior to, or at the time of consummation of, the Distribution (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Distribution Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

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(c)Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or
(d)(i) A complete liquidation or dissolution of the Company or of (ii) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.
(e)Neither the sale of Company common stock in an initial public offering, nor the distribution of Company common stock by Capital One’s parent corporation to its shareholders in a transaction to which Section 355 of the Internal Revenue Code applies, nor any restructuring of the Company or its Board of Directors in contemplation of or as the result of either of such events, shall constitute a Change of Control.
(f)Notwithstanding anything to the contrary, if one or more of the events outlined in (a)-(e) above occur, and such events are not considered a Change of Control under Section 409A of the Code, then for purposes of this Plan a Change of Control has not occurred.
2.5Code. The Internal Revenue Code of 1986, as amended from time to time.
2.6Committee. The Company’s Compensation Committee.
2.7Company. Capital One Financial Corporation and its subsidiary corporations.
2.8Compensation. Fees (including the annual retainer and committee participation fees) earned by a Director. “Compensation” shall be determined before taking into account any amounts deferred pursuant to an election under the Plan. For the avoidance of doubt,

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“Compensation” shall not include contributions under any other plan of deferred compensation maintained by the Company (other than amounts deferred pursuant to Section 3.1), and variable pay, and “Compensation” shall not include special allowances, non-recurring payments or imputed income (such as amounts received upon the exercise of a stock appreciation right or nonqualified stock option, distributions from any nonqualified deferred compensation plans, and any other extraordinary form of remuneration) and any additional compensation in any form received by a Participant on any date following his final period of service.
2.9Deferral Amount. The amounts elected to be withheld from Compensation (or components of Compensation) and credited from time to time to a Participant’s Account pursuant to Section 3.1.
2.10Director. Any person serving as a non-employee director of Capital One Financial Corporation who is a resident of the United States.
2.11Disability. “Disability” shall have the same meaning as that term is defined in Treasury regulation Section 1.409A-3(i)(4).
2.12Distribution. The distribution of the Company’s common stock to shareholders of the Company’s parent corporation in a transaction to which Code Section 355 applied.
2.13Distribution Date. The date on which the Distribution occurred.
2.14Domestic Relations Order. Any judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant made pursuant to a State domestic relations law (including a community property law).
2.15ERISA. The Employee Retirement Income Security Act of 1974, as amended.
2.16Investment Fund. One or more deemed investment alternatives offered to Participants from time to time.
2.17Participant. A Director currently providing services to the Company who elects to defer compensation under the Plan and any former Director who continues to have an Account balance under the Plan. Notwithstanding any other provision of the Plan, no individual who is not a current Director or a former Director with an Account balance under the Plan shall actively participate in the Plan after December 31, 1995.
2.18Plan. This Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan, as it may be amended from time-to-time. The Plan is hereby amended and restated effective as of November 2, 2023.
2.19RSUs. Restricted stock units granted to a Director pursuant to the terms of the Capital One Financial Corporation 2004 Stock Incentive Plan (as in effect from time to time) or any successor plan (the “2004 Plan”).
2.20Spouse. The person to whom a Participant is legally married as determined under applicable state law, but limited by the provisions of the Federal Defense of Marriage Act.

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2.21Year. A calendar year; provided, that, beginning with the Board meeting at the annual shareholders meeting in 2009, the Year shall be the period commencing with the Board meeting at the annual shareholders meeting and running until the day before the next such annual meeting.

SECTION 3
DEFERRAL AMOUNTS AND CREDITS
3.1Elections. A Director may elect to reduce his or her Compensation by a designated percentage as provided in Section 3.3 and/or to defer delivery of RSUs pursuant to Section 3.7 on such forms and at such times as may be prescribed by the Committee; provided that a Participant shall be eligible to participate for a Year only in the event a deferral election is filed no later than December 31 of the prior year or such later date as permitted under Section 409A of the Code. The election shall be for the entire Year and shall not be revocable except to the extent permitted under Section 409A of the Code; provided, however, that the Committee may permit a separate election that does not apply for an entire Year to the extent permitted by Section 409A of the Code.
3.2Deferral Percentages. The Committee shall provide forms and, when appropriate, consistent with Section 3.1, formulate rules governing the making of deferred elections consistent with the terms of the Plan. A Participant may elect Deferral Amounts in any whole percentage up to 100 percent or his or her Compensation.
3.3Accounts. The Company will establish for bookkeeping purposes only an Account for each Participant and credit to the Account from time to time as the Compensation is earned the Deferral Amounts elected by the Participant under the Plan. To the extent a Director was covered under another Company-sponsored non-qualified deferred compensation plan, the balances from any such accounts were credited to his or her Account under this Plan.
3.4Vesting of Account. Each Participant will be fully vested in Deferrals credited to his or her Account pursuant to Section 3.1 and, with respect to RSUs, at the time specified in the applicable award agreement.
3.5Investment Funds. Each Participant shall have the right to direct the deemed investment of the Participant’s Account among the Investment Funds. The Committee shall determine the number and type of Investment Funds that will be available for investment in any Year. At its sale discretion, the Committee may change the number and type of Investment Funds at any time and may establish procedures for the transition between Investment Funds. Amounts deferred under the Plan shall be credited to an Investment Fund as of the date on which the deferred Compensation would have been paid to the Participant or as soon as administratively practicable thereafter. A separate bookkeeping account shall be established for each Participant who has directed a deemed investment in an Investment Fund. Deemed transfers between Investment Funds in the Participant’s Account shall be charged and credited as the case may be to each Investment Fund account. The Investment Fund account shall be charged or credited with net

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earnings, gains, losses and expenses, as well as any appreciation or depreciation in market value during each Year for the deemed investment in the Investment Fund.

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3.6Certain Transfers. Effective January 1, 1996, the balance in the Account of any then- participant who was an eligible employee was transferred, with the consent of the eligible employee, to an account established for the eligible employee under the Capital One Financial Corporation Excess Savings Plan. Following any such transfer, the eligible employee was no longer entitled to any benefit under the Plan.
3.7Deferral of RSUs. Any RSUs granted prior to January 1, 2024 that were voluntarily deferred pursuant to the terms of the applicable grant (i.e., in connection with the Company’s director shareholding requirements) or that are re-deferred pursuant to this Plan shall be credited to the Plan (and subject to the terms of the Plan) on and after such date. For grants of RSUs made on and after January 1, 2024, Participants who are not required to defer the RSUs may elect to defer one hundred percent (100%) (but not a lesser portion) of the RSUs granted to the Participant in a calendar year. Notwithstanding Section 3.5, all RSUs deferred under the Plan shall continue to be treated as provided in the 2004 Plan and the applicable award agreement and shall not be eligible for deemed investment in any other Investment Fund pursuant to Section 3.5. All dividends with respect to Shares underlying RSUs deferred under the Plan shall be deemed reinvested in additional RSUs on the date the dividend is paid to shareholders.

SECTION 4
PAYMENT OF DEFERRED COMPENSATION
4.1Commencement of Payments. Unless otherwise elected by the Participant on a distribution election form, the Participant shall receive a single lump sum payment of his or her entire Account upon attaining age 80. Alternatively, a Participant may elect, in accordance with procedures adopted by the Committee, to receive a distribution of his or her Account commencing upon his or her separation from service (as determined pursuant to Section 409A of the Code), Disability, or following the attainment of such other age as the Participant shall specify. Any such election, which shall also specify whether the distribution is to be paid in a single lump sum or in annual installment payments over a period of up to fifteen years, shall be made no later than the latest of
(a) thirty (30) days after commencing participation in the Plan, (b) December 31, 2008 (pursuant to the payment transition rule in IRS Notice 2007-86), or (c) with respect to Compensation deferrals (and earnings or losses thereon pursuant to Section 3.5) for periods commencing on or after January 1, 2009 only, December 31 of the calendar year preceding the Year in which such Compensation is earned. Any distribution pursuant to this Section 4.1 shall commence no later than the later of December 31 of the calendar year in which the distribution event occurs or two and one-half months after the distribution event occurs. With respect to installment payments, the amount of each installment shall equal the balance in the Account as of the date of payment, divided by the number of remaining installments (including the installment being determined). If the amount credited to the Account is paid in installments, the undistributed Account and subsequent installments shall be adjusted as provided in Section 3.5 to reflect investment earnings (or losses) credited on the amounts that remain undistributed.

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4.2Payments on Death. If a Participant dies prior to the commencement of payments under this Section 4, the Account shall be paid to his or her Beneficiary in a lump sum or, if elected by the Participant at the same time an election is required pursuant to Section 4.1, in annual installments over up to fifteen years, commencing in each case as soon as reasonably practicable following such death, and in all events no later than the later of December 31 of the year of death or two and one-half months following such death. If a Participant dies after payments have commenced, any remaining installments will be paid to the Participant’s Beneficiary at the same time such installments were due to the Participant unless the Participant has elected that his Beneficiary shall receive a lump sum payment of any remaining installments upon the Participant’s death.
4.3Payment Upon Change of Control. Notwithstanding any other provision of the Plan to the contrary, if a Change of Control occurs, the Company shall pay to such Participant, within 30 days of such Change of Control a lump sum in cash equal to the amount credited to his or her Account as of the Change of Control (or, with respect to RSUs, shares of the Company’s stock, par value
$0.01 per share (“Shares”) or cash for each such RSU in the amount equal to the per-Share amount paid to the Company’s shareholders in connection with the Change of Control).
4.4Payment of RSUs. All distributions with respect to RSUs hereunder shall be made in the form of Shares.
4.5Change in Deferral Election. Participants may change, with respect to each Deferral, the form of payment and the date on which the Deferral is to be distributed to the Participant, provided written of electronic notice of such change is received by the Committee not less than twelve months prior to the date on which the Deferral was scheduled to begin to be distributed to the Participant; and provided further that (1) the first payment with respect to which such election is made to be deferred for a period of not less than five (5) years form the date such payment would otherwise have been made, and (ii) the election will not be effective until at least twelve months after the date on which such election is made. The election under this Section 4.5 shall be available with respect to RSUs that were deferred prior to January 1, 2024, provided that the election must be made at such times, and subject to such conditions, as the Committee determines.

SECTION 5 AMENDMENT OR TERMINATION
5.1Right to Amend or Terminate. Except as otherwise provided, this Plan may be altered, amended or suspended at any time by the Committee. In addition, the Company’s Benefits Committee may adopt amendments that are procedural or administrative in nature (but not any amendment that changes the Plan’s design). The Committee (or, as applicable, the Benefits Committee) shall effect any such amendment by adopting a resolution setting forth, or incorporating the specific terms of, the amendment.

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5.2Assignment by Company. The Company has the unconditional right to assign its responsibilities and obligations under this Plan to a successor or other entity without notice to Participants, Beneficiaries or Alternate Payees.

SECTION 6 GENERAL PROVISIONS

6.1No Funding. Nothing contained in this Plan shall require the Company to segregate any assets from their general funds, or to create any trusts, or to make any special deposits for any amounts to be paid to any Participant, former Participant or Beneficiary. Participants, former Participants and any Beneficiary of a Participant shall not have any right, title or interest in or to any specific funds or property of the Company, and their interest shall be those of a general creditor.
6.2ERISA Exemption. The Plan is an unfunded plan of deferred compensation covering a select group of management or highly compensated employees, intended to be exempt from the participation, vesting, funding and fiduciary provisions of ERISA pursuant to Sections 201(2), 301(a)(3) and 401(a) (1) of that statute.
6.3No Contract of Employment. The existence of this Plan does not constitute a contract for continued employment between an Eligible Executive or a Participant and the Company or any other entity.
6.4Withholding Taxes. All payments under the Plan shall be subject to and net of an amount sufficient to satisfy all federal, state or local withholding tax requirements.
6.5Restrictions on Transfer. Any benefits to which a Participant, his Beneficiary or Alternate Payee may become entitled under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements or torts of a Participant, his Beneficiary or Alternate Payee. This Plan does not give a Participant, his Beneficiary or Alternate Payee any interest, lien, or claim against any specific assets of the Company. Participants and their Beneficiaries have only the rights of general creditors of the Company.
6.6Domestic Relations Order/Alternate Payee.
(a)Notwithstanding the provisions of Section 6.5, an Alternate Payee shall be entitled to receive a benefit under the Plan, computed by reference to the Participant’s benefit in accordance with the terms of the Domestic Relations Order, at the time and in the manner benefits begin to be paid or are paid to the Participant. If the Alternate Payee predeceases the Participant before payments begin to be paid or are paid to the Participant, the Alternate Payee’s interest in the Plan shall begin to

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be paid or shall be paid (i) at the time and in the manner the Alternate Payee would have received or began to receive payment had the Alternate Payee survived, and
(ii) if not inconsistent with the terms of the Domestic Relations Order, to the person or persons designated by the Alternate Payee in a writing filed with and acknowledged by the Company, or, if no writing has been filed or if the person or persons designated predecease the Alternate Payee, to the legal representative of the Alternate Payee.
(b)The Domestic Relations Order shall clearly specify (i) the name and last known mailing address of the Participant and the name and mailing address of each Alternate Payee covered by the order, (ii) the amount or percentage of the Participant’s benefit to be paid by the Plan to each Alternate Payee, or the manner in which such amount or percentage is to be determined, and (iii) any limitation on the number of payments or period to which such order applies. The Company shall not be required to make payments to an Alternate Payee pursuant to a Domestic Relations Order that requires the Plan to (i) provide any type or form of benefit, or payment option, not otherwise provided under the Plan, (ii) provide increased benefits (determined on the basis of actuarial value), or (iii) pay benefits to an Alternate Payee otherwise required to be paid to another Alternate Payee under an order previously determined to be a Domestic Relations Order.
(c)The Company shall have the right to delay any payment of a benefit under the Plan to an Alternate Payee for up to 180 days if necessary to determine whether the Domestic Relations Order complies with the provisions of this section.
(d)If an Alternate Payee cannot be located after a diligent search has been conducted, the interest of the Alternate Payee can be forfeited at the direction of the Company at any time after a two-year period and restored to the Participant on such conditions and terms as the Company shall determine.
6.7Administration.
(a)This Plan shall be administered by the Committee. The Committee shall interpret the Plan, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan. Prior to paying any benefit under the Plan, the Committee may require the Participant, former Participant or Beneficiary to provide such information or material as the Committee, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under the Plan. The Committee may withhold payment of any benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.
(b)The Committee shall provide adequate notice in writing to any Participant, former Participant, beneficiary or contingent beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial. A

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reasonable opportunity shall be afforded to any such member, former Participant or Beneficiary for a full and fair review by the Committee of its decision denying the claim. The Committee’s decision on any such review shall be final and binding on the Participant, former Participant or Beneficiary and all other interested persons. To the extent required by ERISA, the claims procedure under the Plan shall in all events comply with the requirements of Section 503 of ERISA.
(c)All acts and decisions of the Committee shall be final and binding upon each Participant, former Participant and Beneficiary and employees of the Company and its affiliates.
(d)The Committee may appoint an administrator and delegate its administrative and fiduciary responsibilities to such administrator.
6.8Construction. For construction, one gender includes the other, and the singular and plural include each other where the meaning would be appropriate. This Plan is construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that the laws of the United States of America have superseded those laws. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provision. If a provision of this Plan is not valid, that invalidity does not affect the remaining provisions.
6.9Binding Upon Successors and Assigns. The provisions of the Plan shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.
6.10Life Insurance and Funding. The Company in its discretion may apply for and procure as owner and for its own benefit insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but, as a condition of participation and at the request of the Company, the Participant shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.
6.11Form of Communication. All notices or election required under the Plan must be in writing. A notice or election shall be deemed delivered if it is delivered personally, sent registered or certified mail to the person at the person’s last known business address or sent via email return receipt requested to the person’s email address.

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